APPENDIX B

CUSTODY AGREEMENT

The following open-end management investment companies ("Funds") are hereby made parties to the Custody Agreement dated June 1, 2017, with UMB Bank, n.a. ("Custodian") and The Chartwell Funds, and agree to be bound by all the terms and conditions contained in said Agreement:

Berwyn Income Fund

Chartwell Mid Cap Value Fund

Chartwell Small Cap Value Fund

Chartwell Small Cap Growth Fund

Chartwell Short Duration High Yield Fund

Chartwell Short Duration Bond Fund

THE CHARTWELL FUNDS
Attest:	By: /s/ Timothy J. Riddle
Name: Timothy J. Riddle
Title: President
Date: 9/16/21

UMB BANK, N.A.
Attest:	By: /s/ Amy Small
Name: Amy Small
Title: Senior Vice President
Date: 9/16/21